EXHIBIT 5

September 7, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Caterpillar Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I am internal counsel for Caterpillar Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration, as more fully described in the Registration Statement, of $1,721,536,000 aggregate principal amount of the Company’s 3.803% Debentures due 2042 (the “Exchange Debentures”), which are to be offered in exchange for an equivalent aggregate principal amount of currently outstanding 3.803% Debentures due 2042 (the “Old Debentures”). The Old Debentures were, and the Exchange Debentures will be, issued under the Indenture dated as of May 1, 1987, as supplemented and amended (as so amended or supplemented from time to time, the “Indenture”), by and between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”). Old Debentures that are accepted in exchange for Exchange Debentures will be cancelled and retired.

In rendering the opinion expressed below, I have examined and relied upon copies of the Registration Statement, the exhibits filed therewith, the Indenture and the form of Exchange Debentures. I have also examined and relied upon originals or copies of such records of the Company and such other documents and have examined such questions of law and have satisfied myself as to such matters of fact, as I have deemed relevant and necessary as the basis for the opinion set forth below.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

This opinion letter is being delivered in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K, each under the Securities Act.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

When (a) the Registration Statement, as finally amended (including all post-effective amendments, if any), has become effective under the Securities Act and (b) the Exchange Debentures have been duly executed and issued by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and have been delivered against surrender and cancellation of like principal amount of the Old Debentures in the manner described in the Registration Statement, the Exchange Debentures will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the laws of the State of New York. I do not find it necessary for the purposes of this opinion letter to cover, and accordingly express no opinion as to, the application of the securities or blue sky laws of the various states to the exchange of the Old Debentures for the Exchange Debentures, as contemplated by the Registration Statement.

I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to my attention with respect to the opinion contained herein, including any changes in applicable law which may hereafter occur.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to all references to me made therein. In giving such consent, I do not thereby admit that I am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Desmond A. Eppel